UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2019

STRATA SKIN SCIENCES, INC.
(Exact Name of Registrant Specified in Charter)

Delaware	000-51481	13-3986004
(State or Other	(Commission File Number)	(I.R.S. Employer
Jurisdiction of Incorporation)		Identification No.)

5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SSKN	The NASDAQ Stock Market LLC

Section 4 – Matters Related to Accountants and Financial Statements.

Item 4.01 – Change in Registrant’s Certifying Accountant.

On May 10, 2019 Strata Skin Sciences, Inc. (the “Company”) dismissed BDO USA LLP (“BDO”) as the Company’s independent registered public accounting firm, and approved the engagement of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The decision to change registered public accounting firms was approved by the Audit Committee of the Company’s Board of Directors, and ratified by the Board of Directors.

Prior to its dismissal, BDO did not prepare or issue any report on the Company’s financial statements. As a result, the Company cannot state whether any such report would contain an adverse opinion or a disclaimer of opinion, or would be qualified or modified as to uncertainty, audit scope, or accounting principles.

BDO was engaged by the Company on October 10, 2018 as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018. During the audit of the fiscal year ended December 31, 2018 BDO and the Company had two disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K) regarding matters of accounting principles or practices, financial statement disclosure, but no disagreement on auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such fiscal year. BDO disagreed with the Company’s methodology for accounting of historical contingent and potential liabilities related to state sales and use taxes related to the Company’s XTRAC laser business, and disagreed with the Company’s accounting of non-cash derivative liabilities arising from debentures issued by the Company in June 2015, which converted into shares of the Company’s Series C Preferred Stock in September 2017. In pursuit of a resolution of the disagreement with BDO related to the appropriate treatment of sales and use taxes, the Company engaged a law firm with a national presence, which was deemed to be a competent expert in this area by, and acceptable to, BDO to provide tax opinions which would support the Company’s position on this matter. These opinions supported the Company’s position related to contingent and potential sales and use taxes. Management also reviewed its accounting of non-cash derivative liabilities arising from debentures issued by the Company in June 2015, which all converted into shares of the Company’s Series C Preferred Stock in September 2017. Management believes that the accounting treatment for the debentures was accurate at the time it was made and remains so.

Each of the Company’s audit committee and board of directors has fully discussed these disagreements. Management and the chair of the audit committee discussed both of these matters directly with BDO. The Company has authorized BDO to respond fully to the inquiries of Marcum, as the successor independent registered public accounting firm, concerning the subject matter of each disagreement, with no restrictions or limitations placed on BDO.

The Company provided BDO with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that BDO furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein. The Company will file BDO’s letter as Exhibit 16.1 on Form 8-K/A promptly after receipt.

During the fiscal years ended December 31, 2017 and December 31, 2018, and the subsequent interim periods through May 9, 2019, neither the Company nor anyone acting on its behalf has consulted with Marcum regarding (i) the application of accounting principles to a specific transaction, neither completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or the effectiveness of internal controls over financial reporting, and neither a written report or oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 8.01 Other Events.

As disclosed in the filing of the Company’s Current Report on Form 8-K on April 5, 2019, on April 3, 2019, the Company received notice from The NASDAQ Stock Market (“Nasdaq”) that, because the Company has not yet filed the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission, the Company no longer complies with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1), which requires Nasdaq-listed companies to timely file all periodic reports with the Commission. Pursuant to its rules Nasdaq gave the Company 60 days within which to cure the deficiency.

This cure period expires June 2, 2019, and the Company will not be able to file the 10-K prior to such date. Therefore, as soon as practicable, but prior to the expiration of the cure period, the Company intends to file a compliance plan with Nasdaq. If this plan is accepted, Nasdaq can grant an extension of the grace period for shares of the Company’s common stock to remain listed for up to 180 days from the 10-K’s due date, or until September 30, 2019, to regain compliance. The Company can provide no assurances that Nasdaq will accept the proposed compliance plan or extend the cure period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATA SKIN SCIENCES, INC.

Date: May 14, 2019	By:	/s/ Matthew C. Hill
Matthew C. Hill
Chief Financial Officer